Exhibit 5.1

September 20, 2018	Greenberg Traurig LLP
200 Park Avenue
New York, NY 10166

Main Tel (212) 801-9000
CNH Capital Receivables LLC	Main Fax (212) 801-6400
6900 Veterans Boulevard	www.gtlaw.com
Burr Ridge, Illinois 60527

CNH Equipment Trust 2018-B
6900 Veterans Boulevard
Burr Ridge, Illinois 60527

Re:                              CNH Capital Receivables LLC

Registration Statement on Form SF-3 (No. 333-206749)

Ladies and Gentlemen:

We have acted as special counsel for New Holland Credit Company, LLC, a Delaware limited liability company (“NH Credit”), CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”), and CNH Equipment Trust 2018-B, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned registration statement (together with the exhibits and any amendments thereto, the “Registration Statement”) and (b) the offering of the publicly offered Class A-1 Asset Backed Notes, Class A-2 Asset Backed Notes, Class A-3 Asset Backed Notes, Class A-4 Asset Backed Notes and Class B Asset Backed Notes (collectively, the “Offered Notes”) described in the related prospectus dated September 18, 2018 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”).  As described in the Prospectus, the Offered Notes will be issued on or about September 26, 2018 by the Trust, which has been formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as trustee (the “Trustee”).  The Offered Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

In that connection, we are familiar with the proceedings taken or to be taken in connection with the authorization, issuance and sale of the Offered Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, the Registration Statement, the Prospectus and the current draft of the Indenture (including the form of Offered Notes included as exhibits thereto).

We are also familiar with the certificate of formation and limited liability company agreement of each of the Company and NH Credit and the certificate of trust and governing instrument of the Trust and have examined all statutes, limited liability company and statutory trust records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, that such documents, agreements and instruments evidence the entire understanding between the parties and have not been amended, modified or supplemented in any manner material to the opinions expressed herein, and that those persons providing an electronic signature to any of such documents, agreements, or instruments did so with the intent to bind the party executing (or on whose behalf such signature is executed) to the terms thereof and that the act of providing an electronic signature, through whatever means, was intended by such person to constitute such person’s signature (or, if applicable, such person’s signature in the official capacity such person holds in the applicable entity).  As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company, NH Credit, the Trust and of public officials.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company, NH Credit or the Trust in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.  As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Prospectus.

In our examination, we have assumed that the transaction documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transaction contemplated by such documents have been or will be consummated strictly in accordance with their terms.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the Delaware Limited Liability Company Act and the Delaware Statutory Trust Act.  In rendering this opinion letter, we have not passed upon and do not pass upon the application of the “doing business” or securities laws of any jurisdiction.  This opinion letter is further subject to the qualification that enforceability may be limited by: (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally; (2) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (3) forum non conveniens or venue clauses; (4) waivers of rights or protective legal requirements; (5) setoff clauses; (6) limitations of liability; and (7) severability clauses. Furthermore, enforcement of rights with respect to indemnification and contribution obligations and provisions (a) purporting to waive or limit rights to trial by jury, oral amendments to written agreements or rights of setoff or (b) relating to submission to jurisdiction or service of process, may be limited by applicable law or considerations of public policy.

Based on and subject to the foregoing, we are of the opinion that the direction by the Company to the Trustee to execute the Offered Notes has been duly authorized by the Company.  The direction by NH Credit to the Indenture Trustee to authenticate and deliver the Offered Notes has been duly authorized by NH Credit.  Each of the Offered Notes is in due and proper form, and when executed, authenticated and delivered as specified in the Indenture, and delivered against payment of the consideration specified in the Underwriting Agreement, each of the Offered Notes will be validly and legally issued and outstanding, will have been duly authorized by the Trust and will constitute the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, the Prospectus or this letter.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP